Exhibit 20

ITEM 3. Legal Proceedings

The Company and the Winnebago Industries, Inc. Deferred Compensation Plan, Winnebago Industries, Inc. Deferred Incentive Formula Bonus Plan and Winnebago Industries, Inc. Deferred Compensation Plan and Deferred Bonus Plan Trust are Defendants in an action titled Sanft, et al vs. WinnebagoIndustries, Inc., et al which was filed in the United States District Court, Northern District of Iowa, Central Division, on August 30, 2001 and is currently pending. The Complaint includes claims by 21 of the participants in the Winnebago Industries, Inc. Deferred Compensation Plan and the Winnebago Industries, Inc. Deferred Incentive Formula Bonus Plan (the “Plans”) and alleges 23 separate causes of action including Federal common law breach of contract and unjust enrichment, breach of fiduciary duty and violation of ERISA vesting provisions and ERISA funding requirements. The suit seeks to negate certain amendments made to the Plans in 1994 which reduced the benefits which some participants would receive under the Plans. Shortly after this suit was filed, the Company moved for summary judgment on the basis that the applicable statute of limitations barred the claims of the Plaintiff and the putative class and on May 24, 2002, Chief Judge Mark W. Bennett, U.S. District Court, Northern District of Iowa, entered an Order Denying the Motion for Summary Judgment and he also denied the Company’s request for an interlocutory appeal on this issue. On January 31, 2003, the United States Magistrate Judge Paul A. Zoss, granted Plaintiff Sanft’s Motion to Amend the Complaint to add Edward Luppen as a second named representative plaintiff in this matter and also on January 31, 2003 the Plaintiffs filed a Motion for Class Certification and the Company subsequently filed a Resistance thereto. Chief Judge Bennett entered a Memorandum Opinion and Order Regarding Plaintiffs’ Motion for Class Certification on May 7, 2003 in which he denied the Plaintiffs’ Motion for Class Certification. The Plaintiffs thereafter on May 12, 2003 filed a Motion for Amendment of Order Denying Class Certification in which they requested that Chief Judge Bennett reconsider his decision to deny class certification or in the event that class certification was still denied, allow Plaintiffs’ counsel to notify the other participants in the Plan who were adversely affected by the 1994 amendments of the pendency of the litigation and their ability to join the suit as additional plaintiffs. On July 28, 2003 Chief Judge Bennett entered an Order ruling on such Motion in which he again refused to allow Class Certification but he did provide that Plaintiffs’ counsel could contact the other participants in the Plan who were adversely affected by the 1994 amendments. The Plaintiffs, on October 15, 2003, filed a Motion for Leave to Amend Complaint in which they requested that 19 additional Plan participants (of approximately 46 potential plaintiffs) be added as additional plaintiffs and by Order dated October 21, 2003, Magistrate Judge Zoss allowed such Motion. The Company believes that it has meritorious defenses to the Plaintiffs’ substantive claims including the statute of limitations defense which the Defendants plan to resubmit to the Court prior to trial which is currently scheduled for June, 2004. As of August 30, 2003, the Company had accrued estimated legal fees for the defense of this case. However, no other amounts have been accrued for the case because it is not possible at this time to properly assess the risk of an adverse verdict or the magnitude of possible exposure.

The Company is the Defendant in a class action entitled Jody Bartleson, et al vs.Winnebago Industries, Inc., which was filed in the United States District Court, Northern District of Iowa, Central Division on January 28, 2002. In the Complaint Ms. Bartleson, on her own behalf and as a representative of “others similarly situated,” alleges that such Plaintiffs were wrongfully classified by the Company as exempt employees when in fact they were non-exempt employees entitled to recover overtime compensation for work performed during the preceding three years. This suit was brought under the Federal Fair Labor Standards Act as an “opt in” class action, 21 people have joined the suit to date as plaintiffs. On October 24, 2003, the Magistrate Judge Paul A. Zoss entered an order approving an amendment to the Complaint whereby Plaintiffs’ counsel sought to add a claim under the Iowa Wage Payment Collection Act. The sole purpose of the amendment is to attempt to change the nature of the case from “opt in” class action where individual Plaintiffs must take an affirmative act to join the lawsuit to an “opt out” class, where all persons who have been exempt salaried employees over the past three years are included as plaintiffs unless they individually seek to “opt out” of the lawsuit. Even though the amendment was granted, the Court has not yet certified the action as an “opt out” class action. The Company believes that it has meritorious defenses to the Plaintiffs’ substantive claims. Trial of this case is currently scheduled to commence on September 13, 2004. As of August 30, 2003, the Company had accrued estimated legal fees for the defense of this case. However, no other amounts have been accrued for the case because it is not possible at this time to properly assess the risk of an adverse verdict or the magnitude of possible exposure.

The Company is also involved in various other legal proceedings which are ordinary routine litigation incident to its business, many of which are covered in whole or in part by insurance. While it is impossible to estimate with certainty the ultimate legal and financial liability with respect to this litigation, management is of the opinion that while the final resolution of any such litigation may have an impact on the Company’s consolidated results for a particular reporting period, the ultimate disposition of such litigation will not have any material adverse effect on the Company’s financial position, results of operations or liquidity.